Exhibit 16.1

May 17, 2017

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street NE Washington, DC 20549

Re          The Go ECO Group (Liberated Energy, Inc.)

File No: 000-55177

Dear Sir/Madam:

We have read the statements under item 4.01 in the Form 8-K dated on May 17, 2017, of The Go Eco Group. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, agree or disagree with the other statements made by the Company in the Form 8-K.

Respectfully submitted,

/s/Enterprise CPAs, Ltd. Chicago, IL 60616

May 17, 2017